Exhibit 99.1
Riley Permian Reports 2023 Results and Provides 2024 Guidance

OKLAHOMA CITY, March 6, 2024 -- Riley Exploration Permian, Inc. (NYSE American: REPX) (“Riley Permian” or the “Company”), today reported financial and operating results for the fourth quarter and year ended December 31, 2023.

FOURTH QUARTER 2023 HIGHLIGHTS
•Averaged 19.9 MBoe/d of total equivalent production (oil production of 13.6 MBbls/d)
•Generated $66 million of operating cash flow or $54 million of operating cash flow before changes in working capital
•Incurred total accrual (activity-based) and cash capital expenditures before acquisitions of $25 million and $21 million, respectively
•Generated Free Cash Flow(1) of $33 million
•Paid dividends of $0.36 per share in the fourth quarter for a total of $7 million
•Reduced debt outstanding by $30 million
•Initiated temporary operations on baseload power generation owned by our joint venture, RPC Power LLC

FULL YEAR 2023 HIGHLIGHTS
•Averaged 18.6 MBoe/d of total equivalent production (oil production of 13.2 MBbls/d), which included contribution from the New Mexico Acquisition properties for three of four quarters in 2023
•Generated $207 million of operating cash flow
•Incurred $136 million for both total accrual (activity-based) and cash capital expenditures before acquisitions
•Generated Free Cash Flow(1) of $70 million
•Paid dividends of $1.38 per share for a total of $28 million
•Reported proved reserves as of December 31, 2023 of 108 MMBoe (62% oil); proved developed (“PDP”) reserves of 60 MMBoe (61% oil and 56% of proved reserves)

2024 GUIDANCE HIGHLIGHTS
•Full year 2024 guidance for oil production of 14.0 – 15.0 MBbls/d, corresponding to approximately 10% year-over-year growth at the midpoint
•Full year 2024 guidance for total production of 21.0 – 22.5 MBoe/d, corresponding to approximately 17% year-over-year growth at the midpoint, benefiting from the anticipated addition of natural gas processing capacity through the year
•Full year 2024 guidance for activity-based investing expenditures before acquisitions of $115 - 130 million, corresponding to an approximate 10% year-over-year reduction at the midpoint

________________
(1)A non-GAAP financial measure as defined and reconciled in the supplemental financial tables available on the Company’s website at www.rileypermian.com.

Exhibit 99.1
Bobby D. Riley, Chief Executive Officer, President and Chairman of the Board, said ”We had outstanding operational and financial performance for 2023. This success continues to demonstrate our established track record of growth through both organic development and strategic acquisitions. Over the full year, the Company achieved a remarkable 49% growth in oil production and 62% total production growth year-over-year, which includes the impact of the New Mexico Acquisition for nine months of 2023.

“Our production growth on our legacy assets encompassed a 22% year-over-year increase organically and demonstrates our continued ability to achieve annual organic volume growth. Furthermore, our Free Cash Flow(1) experienced a year-over-year increase of 26%, and we increased our dividend by 9%. The Company increased proved reserves by 39%, primarily attributed to the New Mexico Acquisition, complemented by a robust development program.

“Looking ahead to 2024, our objective is to achieve a 10% growth in oil production while concurrently reducing capital expenditures by 10%. Our focus is on executing efficient operations and implementing cost-saving measures, which we believe will be the most impactful aspect of our 2024 plan.”

OPERATIONS AND DEVELOPMENT ACTIVITY UPDATE

During the fourth quarter, the Company drilled 6 gross operated horizontal wells, including 4 in Texas and 2 in New Mexico. The Company completed 4 gross operated horizontal wells and turned to sales 2 gross operated horizontal wells.

For the full year 2023, the Company drilled 23 gross operated horizontal wells, including 17 gross wells in Texas and 6 gross wells in New Mexico. The Company completed 18 gross operated horizontal wells and turned to sales 18 gross operated horizontal wells. The tables below provide a summary of our operating activity for the fourth quarter of 2023.

Development Activity - Gross Operated Well Activity
	Wells Drilled	Wells Completed	Wells Turned to Sales
Texas	4	5	2
New Mexico	2	—	—
Total	6	5	2

Development Activity - Net Operated Well Activity
	Wells Drilled	Wells Completed	Wells Turned to Sales
Texas Operated	3.98	4.98	2.00
New Mexico Operated	2.00	—	—
Non-Operated	—	—	—
Total	5.98	4.98	2.00

As of December 31, 2023, the Company had 44,056 net acres, including 30,592 net acres in Texas and 13,464 net acres in New Mexico. As compared to December 31, 2022, net acreage increased by 45%, driven primarily by the New Mexico Acquisition, as well as an 11% increase in Texas net acreage.

The Company continues testing at its EOR pilot project, which is a 400-acre project area with six vertical injector wells and one horizontal water injector, injecting water and CO2 to push oil toward two horizontal producing wells. The Company completed installation of CO2 compression in early 2024 and is currently injecting 12 MMcf/d of CO2 into the reservoir, including 10 MMcf/d of purchased CO2 and 2 MMcf/d of recycled CO2. Continued forward testing will include monitoring pore volumes of CO2 injection and reservoir fluid movement with the use of tracers. We have obtained valuable information from the pilot so far and expect a full feasibility report sometime in 2024. We have demonstrated the ability to inject large volumes of CO2 into the reservoir with minimal to moderate breakthrough. Long term expansion opportunities will be dependent on availability of industrial CO2 emissions, (which was the basis of our initial thesis), further depletion of primary production and then re-pressurization of the reservoir with water to minimum miscibility pressure for optimal CO2 affects. This creates a long-term opportunity for enhanced oil recovery in the future.

Exhibit 99.1
The Company successfully initiated temporary operations on the first phase of its baseload power generation facility, owned by our joint venture RPC Power LLC, late in the fourth quarter 2023. Construction of the onsite power generation facility was predominately completed during 2023 with temporary power generation beginning in November 2023 and the onsite power generation facility expected to be operational in spring of 2024.The thermal generation facility uses post-processed, take-in-kind natural gas as feedstock fuel. Currently, the facility is powering approximately 36% of our Yoakum County, TX operations.

FINANCIAL RESULTS
For the fourth quarter 2023, revenues totaled $100 million, net cash provided by operating activities (including changes in working capital) was $66 million and net income was $38 million, or $1.90 per diluted share.

For the full year 2023, revenues totaled $375 million, net cash provided by operating activities (including changes in working capital) was $207 million and net income was $112 million, or $5.58 per diluted share.

On a non-GAAP basis, fourth quarter Adjusted EBITDAX(1) was $64 million, cash flow from operations before changes in working capital(1) was $54 million, Free Cash Flow(1) was $33 million and Adjusted Net Income(1) was $14 million, or $0.70 per diluted share.

For the full year 2023, Adjusted EBITDAX(1) was $246 million, cash flow from operations before changes in working capital(1) was $206 million, Free Cash Flow (1) was $70 million and Adjusted Net Income(1) was $98 million or $4.90 per diluted share.

Fourth quarter 2023 average realized prices, before derivative settlements, were $76.85 per barrel of oil, $0.66 per Mcf of natural gas and $7.40 per barrel of natural gas liquids. The Company reported a $27 million gain on derivatives during the fourth quarter 2023, which includes a $4 million realized loss on settlements and a $31 million non-cash gain due to changes in the fair value of derivatives. The non-cash gain on derivatives was driven by lower commodity prices at December 31, 2023 relative to commodity prices at the end of the third quarter 2023.

For the full year 2023, the Company reported a $6 million gain on derivatives, which includes a $17 million realized loss on settlements and a $23 million non-cash gain due to changes in the fair value of derivatives. Losses on realized settlements decreased by 77% year-over-year.

Riley Permian's operating expenses for the fourth quarter of 2023 include lease operating expense (“LOE”) of $16 million, or $8.47 per Boe, cash G&A expense(1) of $9 million, or $4.74 per Boe, inclusive of severance and other non-recurring charges, and production and ad valorem taxes of $7 million or $3.81 per Boe (7% of revenue).

The Company incurred $25 million in total accrued capital expenditures before acquisitions for the fourth quarter. On a cash basis, the Company had total capital expenditures before acquisitions of $21 million for the quarter.

During the fourth quarter of 2023, the Company reduced total debt by $30 million, including a principal reduction of $25 million on the revolving credit facility and $5 million on the senior unsecured notes. Interest expense during the fourth quarter was $10 million, of which $9 million was cash interest expense(2). For the full year 2023, interest expense was $32 million, of which $28 million was cash interest expense(2).

The Company had $356 million of total debt as of December 31, 2023, including $185 million drawn on its revolving credit facility, with approximately $190 million available for future borrowing under the revolving credit facility, and $171 million of senior unsecured notes, net of discount and deferred financing costs. On a principal basis, the Company had $370 million of total debt, including $185 million principal value of senior unsecured notes.

During the fourth quarter 2023, the Company paid a cash dividend of $0.36 per share, or $7 million in total. For the full year 2023, the Company paid dividends of $1.38 per share for a total of $28 million.

Shareholder’s equity was $422 million as of December 31, 2023, an increase of 26% year-over-year. The number of common shares outstanding was 20.4 million as of December 31, 2023, an increase of 1% year-over-year.

___________________

Exhibit 99.1
(1)A non-GAAP financial measure as defined and reconciled in the supplemental financial tables available on the Company’s website at www.rileypermian.com.
(2)Cash interest expense is interest expense excluding amortization of deferred financing costs and discounts.

RESERVES
Estimates of Riley Permian’s proved reserves as of December 31, 2023 were prepared by Ryder Scott Company, L.P., the Company’s third-party reservoir engineer, using the SEC pricing methodology Proved reserves at year-end 2023 of 108 MMBoe increased by 30 MMBoe or 39% over year-end 2022 reserves. Oil represents 62% of Riley Permian’s total proved reserves. Proved developed reserves (“PDP”) increased by 23% to 60 MMBoe, corresponding to 56% of total proved reserves. Proved undeveloped reserves (“PUD”) increased to 48 MMBoe, a 66% increase over year-end 2022. At December 31, 2023, standardized measure of discounted cash flows and PV-10(1) were $1,260 million and $1,584 million, respectively.

The net proved reserve additions resulted in a reserve replacement ratio (defined as the sum of extensions and discoveries, revisions, acquisitions and divestitures, divided by annual production) of 543% for the year ended December 31, 2023. The organic reserve replacement ratio (defined as the sum of extensions and discoveries and revisions, divided by annual production) was 159%.

Acquisitions were the primary contributor to the increase in reserves at 26 MMBoe. The Company had extensions and discoveries to proved reserves of 23 MMBoe, which consisted of 8 MMBoe added to PDP as a result of drilling successful wells that were previously classified as unproved locations, and 15 MMBoe added to PUDs as a result of drilling successful wells offsetting locations that were previously unproven locations. The Company had downward revisions of previous estimates of 12 MMBoe, which are primarily attributable to the removal of PUDs due to changes in the Company's development schedule. Consistent with SEC guidelines, PUDs are limited to those locations that are reasonably certain to be developed within five years.

Exhibit 99.1

Selected Operating and Financial Data
(Unaudited)
	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Select Financial Data (in thousands):
Oil and natural gas sales, net	$99,229	$107,694	$77,446	$372,647	$319,343
Income from Operations	$32,620	$58,229	$40,830	$171,893	$203,519
Adjusted EBITDAX(1)	$64,447	$72,227	$45,876	$246,447	$176,396
Cash Flow from Operations	$65,823	$52,652	$39,936	$207,195	$170,288
Free Cash Flow(1)	$33,298	$31,280	$14,569	$70,195	$55,854

Production Data, net:
Oil (MBbls)	1,247	1,292	916	4,802	3,217
Natural gas (MMcf)	1,623	1,616	990	5,865	3,229
Natural gas liquids (MBbls)	315	274	141	1,006	444
Total (MBoe)	1,833	1,835	1,222	6,786	4,199

Daily combined volumes (Boe/d)	19,924	19,949	13,283	18,590	11,505
Daily oil volumes (Bbls/d)	13,554	14,043	9,957	13,156	8,814

Average Realized Prices:
Oil ($ per Bbl)	$76.85	$80.87	$80.60	$75.62	$92.86
Natural gas ($ per Mcf)	$0.66	$0.61	$1.92	$0.45	$3.33
Natural gas liquids ($ per Bbl)	$7.40	$8.11	$12.10	$6.87	$22.22

Average Realized Prices, including the effects of derivative settlements(2):
Oil ($ per Bbl)	$73.90	$76.00	$67.02	$71.93	$71.75
Natural gas ($ per Mcf)	$0.73	$0.63	$0.28	$0.53	$1.06
Natural gas liquids ($ per Bbl)(3)	$7.40	$8.11	$12.10	$6.87	$22.22

Weighted Average Common Shares Outstanding (in thousands):
Basic	19,815	19,680	19,621	19,705	19,553
Diluted	20,106	19,989	19,849	20,000	19,686

_____________________
(1)A non-GAAP financial measure as defined and reconciled in the supplemental financial tables available on the Company’s website at www.rileypermian.com.
(2)The Company's calculation of the effects of derivative settlements includes losses on the settlement of its commodity derivative contracts. These losses are included under other income (expense) on the Company’s condensed consolidated statements of operations.
(3)During the periods presented, the Company did not have any NGL derivative contracts in place.

Exhibit 99.1

2024 GUIDANCE
Riley Permian is providing first quarter detailed guidance and select full year 2024 activity guidance based on currently scheduled development activity and current market conditions. The average working interest on gross operated wells drilled is subject to change and may have corresponding impacts on investing expenditures.

The Company anticipates a notable increase in sales of processed natural gas and NGLs from its Yoakum County, Texas, operations during the second quarter of 2024, corresponding with a capacity expansion at our midstream counterparty’s processing plant. Full-year 2024 guidance for total equivalent production volumes incorporates this anticipated increase in natural gas and NGL sales. Further, this anticipated increase leads to a disproportionately larger growth forecast for total equivalent production (17% growth year-over-year at the guidance midpoint) relative to the growth forecast for oil production alone (10% growth year-over-year at the guidance midpoint). The completion and timing of the plant capacity expansion is outside of the Company’s control, and delays in the plant being fully operational could lead to lower actual results for the Company’s total equivalent production volumes due to lower natural gas and natural gas liquids processed.

Activity, Production and Investing Guidance	Q1 2024	Full-Year 2024

Gross Operated Well Activity
Drilled	7	21-23
Completed	4	22-24
Turned to Sales	6	24-26

Net Production
Total (MBoe/d)	19.5-20.5	21.0-22.5
Oil (MBbl/d)	13.8-14.2	14.0-15.0

Investing Expenditures by Category (Accrual, in millions)
Drilling and Completions and Capital Workovers	$23.0-24.2	$90-99
Infrastructure, EOR and Other	5.0-6.8	19-24
Total E&P(1)	$28.0-31.0	$109-123

Joint Venture Investment	5.6	6-7
Total Investing Expenditures	$33.6-36.6	$115-130

Quarterly Detail for Estimated Realizations and Cost Guidance	Q1 2024

Basis Differentials and Fees
Oil ($ per Bbl)	$(2.75) - (2.25)
Natural gas ($ per Mcf)	$(2.75) - (2.00)
NGL (% of WTI)	4% - 8%

Operating and Corporate Costs
Lease operating expense, including workover expense ($ per Boe)	$8.50-9.50
Production tax (% of revenue)	6%-8%
Cash G&A(2) ($ per Boe)	$3.00-3.50
Interest Expense ($ in millions)(3)	$9.5-10.5
_______________
(1)Expenditures are before acquisitions.
(2)A non-GAAP financial measure as defined and reconciled in the supplemental financial tables available on the Company’s website at www.rileypermian.com.
(3)Interest expense is net of estimated interest rate derivative settlements.

Exhibit 99.1
CONFERENCE CALL
Riley Permian management will host a conference call for investors and analysts on March 7, 2024 at 9:00 a.m. CT to discuss the Company's results. Interested parties are invited to participate by calling:
•U.S./Canada Toll Free, (888) 330-2214
•International, +1 (646) 960-0161
•Conference ID number 5405646

An updated company presentation, which will include certain items to be discussed on the call, will be posted prior to the call on the Company's website (www.rileypermian.com). In addition to a webcast of the call available on the Company’s website, a replay of the call will be available until March 21, 2024 by calling:
•(800) 770-2030 or (647) 362-9199
•Conference ID number 5405646

About Riley Exploration Permian, Inc.
Riley Permian is a growth-oriented, independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and natural gas liquids. For more information, please visit www.rileypermian.com.

Investor Contact:
Rick D'Angelo
405-438-0126
IR@rileypermian.com

Exhibit 99.1

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, need for financing, competitive position and potential growth opportunities. Our forward-looking statements do not consider the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “should,” “anticipates,” “expects,” “could,” “plans,” “estimates,” “projects,” “targets,” “forecasts” or comparable terminology or by discussions of strategy or trends. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements.
Among the factors that could cause actual future results to differ materially are the risks and uncertainties the Company is exposed to. While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to: the volatility of oil, natural gas and NGL prices; regional supply and demand factors, any delays, curtailment delays or interruptions of production, and any governmental order, rule or regulation that may impose production limits; cost and availability of gathering, pipeline, refining, transportation and other midstream and downstream activities; severe weather and other risks that lead to a lack of any available markets; our ability to successfully complete mergers, acquisitions and divestitures; the inability or failure of the Company to successfully integrate the acquired assets into its operations and development activities; the potential delays in the development, construction or start-up of planned projects; the risk that the Company’s enhanced oil recovery or EOR project may not perform as expected or produce the anticipated benefits; risks relating to our operations, including development drilling and testing results and performance of acquired properties and newly drilled wells; any reduction in our borrowing base on our revolving credit facility from time to time and our ability to repay any excess borrowings as a result of such reduction; the impact of our derivative strategy and the results of future settlement; our ability to comply with the financial covenants contained in our credit agreement and senior notes; conditions in the capital, financial and credit markets and our ability to obtain capital needed for development and exploration operations on favorable terms or at all; the loss of certain tax deductions; risks associated with executing our business strategy, including any changes in our strategy; inability to prove up undeveloped acreage and maintain production on leases; risks associated with concentration of operations in one major geographic area; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions, and disposal of produced water, which may be negatively impacted by regulation or legislation; the ability to receive drilling and other permits or approvals and rights-of-way in a timely manner (or at all), which may be restricted by governmental regulation and legislation; restrictions on the use of water, including limits on the use of produced water and a moratorium on new produced water well permits recently imposed by the Railroad Commission of Texas in an effort to control induced seismicity in the Permian Basin; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; public health crisis, such as pandemics and epidemics, and any related government policies and actions and the effects of such public health crises on the oil and natural gas industry, pricing and demand for oil and natural gas and supply chain logistics; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine, the Israel-Hamas conflict and the global response to such conflicts; risks related to litigation; and cybersecurity threats, technology system failures and data security issues. Additional factors that could cause results to differ materially from those described above can be found in Riley Permian’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC and available from the Company’s website at www.rileypermian.com under the “Investor” tab, and in other documents the Company files with the SEC.

The forward-looking statements in this press release are made as of the date hereof and are based on information available at that time. The Company does not undertake, and expressly disclaims, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

Exhibit 99.1
Cautionary Statement Regarding Guidance
The estimates and guidance presented in this release are based on assumptions of current and future capital expenditure levels, prices for oil, natural gas and NGLs, available liquidity, indications of supply and demand for oil, well results, and operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable as of the date on which they are made, they are inherently uncertain and are subject to, among other things, significant business, economic, operational, and regulatory risks, and uncertainties, some of which are not known as of the date of the statement. Guidance and estimates, and the assumptions on which they are based, are subject to material revision. Actual results may differ materially from estimates and guidance. Please read the "Cautionary Statement Regarding Forward Looking Information" section above, as well as "Risk Factors" in our annual report on Form 10-K and our quarterly reports on Form 10-Q, which are incorporated herein.

Source: Riley Exploration Permian, Inc.

Exhibit 99.1

RILEY EXPLORATION PERMIAN, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
	(In thousands, except share amounts)
Assets
Current Assets:
Cash and cash equivalents	$15,319	$13,301
Accounts receivable	35,126	25,551
Prepaid expenses	1,625	3,236
Inventory	6,177	8,886
Current derivative assets	5,013	20
Total current assets	63,260	50,994
Oil and natural gas properties, net (successful efforts)	846,901	440,102
Other property and equipment, net	20,653	20,023
Non-current derivative assets	2,296	—
Other non-current assets, net	12,601	4,175
Total Assets	$945,711	$515,294
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$3,855	$3,939
Accrued liabilities	33,159	35,582
Revenue payable	30,695	17,750
Current derivative liabilities	360	16,472
Current portion of long-term debt	20,000	—
Other current liabilities	6,276	2,562
Total Current Liabilities	94,345	76,305
Non-current derivative liabilities	—	12
Asset retirement obligations	19,255	2,724
Long-term debt	335,959	56,000
Deferred tax liabilities	73,345	45,756
Other non-current liabilities	1,212	1,051
Total Liabilities	524,116	181,848
Commitments and Contingencies
Shareholders' Equity:
Preferred stock, $0.0001 par value, 25,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 240,000,000 shares authorized; 20,405,093 and 20,160,980 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	20	20
Additional paid-in capital	279,112	274,643
Retained earnings	142,463	58,783
Total Shareholders' Equity	421,595	333,446
Total Liabilities and Shareholders' Equity	$945,711	$515,294

Exhibit 99.1

RILEY EXPLORATION PERMIAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In thousands)
Revenues:
Oil and natural gas sales, net	$99,229	$77,446	$372,647	$319,343
Contract services - related parties	600	600	2,400	2,400
Total Revenues	99,829	78,046	375,047	321,743
Costs and Expenses:
Lease operating expenses	15,530	8,753	58,817	32,458
Production and ad valorem taxes	6,986	4,419	25,559	19,273
Exploration costs	3,522	492	4,165	2,032
Depletion, depreciation, amortization and accretion	18,665	9,946	65,055	32,113
Impairment of oil and natural gas properties	9,760	7,325	9,760	7,325
General and administrative:
Administrative costs	9,072	4,929	26,569	18,496
Share-based compensation expense	3,385	1,165	6,833	3,439
Cost of contract services - related parties	232	187	579	450
Transaction costs	57	—	5,817	2,638
Total Costs and Expenses	67,209	37,216	203,154	118,224
Income From Operations	32,620	40,830	171,893	203,519
Other Income (Expense):
Interest expense, net	(10,301)	870	(31,816)	(1,090)
Gain (loss) on derivatives, net	27,118	(7,179)	6,193	(51,574)
Loss from equity method investment	(5)	—	(218)	—
Total Other Income (Expense)	16,812	(6,309)	(25,841)	(52,664)
Net Income From Operations Before Income Taxes	49,432	34,521	146,052	150,855
Income tax expense	(11,407)	(7,714)	(34,461)	(32,844)
Net Income	$38,025	$26,807	$111,591	$118,011
Net Income per Share:
Basic	$1.92	$1.37	$5.66	$6.04
Diluted	$1.90	$1.35	$5.58	$5.99
Weighted Average Common Shares Outstanding:
Basic	19,815	19,621	19,705	19,553
Diluted	20,106	19,849	20,000	19,686

Exhibit 99.1

RILEY EXPLORATION PERMIAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In thousands)
Cash Flows from Operating Activities:
Net income	$38,025	$26,807	$111,591	$118,011
Adjustments to reconcile net income to net cash provided by operating activities:
Exploratory well costs and lease expirations	3,522	488	4,143	1,953
Depletion, depreciation, amortization and accretion	18,665	9,946	65,055	32,113
Impairment of proved properties	9,760	7,325	9,760	7,325
(Gain) loss on derivatives, net	(27,118)	7,179	(6,193)	51,574
Settlements on derivative contracts	(3,561)	(14,059)	(17,221)	(75,257)
Amortization of deferred financing costs and discount	1,691	183	4,161	731
Share-based compensation expense	3,384	1,262	6,978	3,946
Deferred income tax expense	9,987	5,170	27,589	28,372
Other	7	—	193	—
Changes in operating assets and liabilities	11,461	(4,365)	1,139	1,520
Net Cash Provided by Operating Activities	65,823	39,936	207,195	170,288
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(20,498)	(29,561)	(134,796)	(111,662)
Net assets acquired in business combination	—	—	(324,686)	—
Acquisitions of oil and natural gas properties	—	—	(5,443)	—
Contributions to equity method investment	—	—	(3,566)	—
Acquisitions of land	—	(15,342)	—	(15,342)
Additions to other property and equipment	(566)	(171)	(1,065)	(1,252)
Net Cash Used in Investing Activities	(21,064)	(45,074)	(469,556)	(128,256)
Cash Flows from Financing Activities:
Deferred financing costs	(1,156)	(220)	(7,406)	(1,942)
Proceeds from revolving credit facility	7,000	18,000	185,000	22,000
Repayments under revolving credit facility	(32,000)	(10,000)	(56,000)	(31,000)
Proceeds from senior notes, net of issuance costs	—	—	188,000	—
Repayments of senior notes	(5,000)	—	(15,000)	—
Payment of common share dividends	(7,533)	(6,809)	(27,706)	(25,066)
Other	(85)	—	2	—
Common stock repurchased for tax withholding	(1,032)	(440)	(2,511)	(1,040)
Net Cash (Used in) Provided by Financing Activities	(39,806)	531	264,379	(37,048)
Net Increase (Decrease) in Cash and Cash Equivalents	4,953	(4,607)	2,018	4,984
Cash and Cash Equivalents Cash, Beginning of Period	10,366	17,908	13,301	8,317
Cash and Cash Equivalents Cash, End of Period	$15,319	$13,301	$15,319	$13,301

Exhibit 99.1
OIL, NATURAL GAS AND NGL RESERVES
Estimates of Riley Permian’s proved reserves as of December 31, 2023 were prepared by Ryder Scott Company, L.P. (“Ryder Scott”), the Company’s third-party reservoir engineer. Estimates of proved reserves were prepared in accordance with the rules and regulations of the SEC using an average price equal to the unweighted arithmetic average of the first day of each month within the 12-month period ended December 31, 2023 of $78.22 per Bbl for oil and $2.64 per Mcf for gas. Additionally, the Company prepared estimates of proved reserves as of December 31, 2023 using NYMEX pricing, which were not reviewed by Ryder Scott. The table below presents a summary of our proved reserves as of December 31, 2023.

	SEC Pricing(1)		NYMEX Pricing(1)
Reserves as of December 31, 2023	Proved Developed Reserves	Total Proved Reserves	Proved Developed Reserves	Total Proved Reserves
Oil (MBbls)	36,731	66,308	35,651	64,875
Natural gas (MMcf)	71,671	123,948	69,239	120,672
Natural gas liquids (MBbls)	11,502	20,749	11,114	20,210
Total (MBoe)	60,178	107,715	58,305	105,197
PV-10(2) (in thousands)	$928,039	$1,584,054	$747,849	$1,224,279
___________________
(1)See table below for the SEC and NYMEX pricing used to prepare reserve estimates.

	SEC Pricing		NYMEX Pricing
	Oil	Natural Gas	Oil	Natural Gas
	($ per Bbl)	($ per Mcf)	($ per Bbl)	($ per Mcf)
Calendar year 2024	$78.22	$2.64	$71.33	$2.67
Calendar year 2025	$78.22	$2.64	$67.96	$3.49
Calendar year 2026	$78.22	$2.64	$65.10	$3.82
Calendar year 2027	$78.22	$2.64	$63.15	$3.85
Calendar year 2028	$78.22	$2.64	$61.91	$3.80
After 2028	$78.22	$2.64	$61.91	$3.80

(2)A non-GAAP financial measure as defined and reconciled in the supplemental financial tables available on the Company’s website at www.rileypermian.com.

Reserve estimates above do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties, all of which are located within the continental United States. NYMEX pricing does not comport with the reporting requirements of the SEC and should not be used as a substitute for or compared with estimates of proved reserves using SEC pricing.

Exhibit 99.1
OIL, NATURAL GAS AND NGL RESERVES, Continued
Netherland, Sewell & Associates, Inc. (“NSAI”) prepared the estimates of the Company's proved reserves as of December 31, 2022, in accordance with the rules and regulations of the SEC using an average price equal to the unweighted arithmetic average of the first day of each month within the 12-month period ended December 31, 2022 of $94.14 per Bbl for oil and $6.36 per Mcf for natural gas. The Company prepared estimates of proved reserves as of December 31, 2022 using NYMEX pricing, which were not reviewed by NSAI. The table below presents a summary of our proved reserves as of December 31, 2022.

	SEC Pricing(1)		NYMEX Pricing(1)
Reserves as of December 31, 2022	Proved Developed Reserves	Total Proved Reserves	Proved Developed Reserves	Total Proved Reserves
Oil (MBbls)	29,632	48,882	28,270	45,151
Natural gas (MMcf)	59,314	86,018	56,492	79,762
Natural gas liquids (MBbls)	9,604	14,454	9,170	13,393
Total (MBoe)	49,122	77,673	46,855	71,838
PV-10(2) (in thousands)	$1,010,251	$1,401,148	$652,817	$802,174
___________________
(1)See table below for the SEC and NYMEX pricing used to prepare reserve estimates.

	SEC Pricing		NYMEX Pricing
	Oil	Natural Gas	Oil	Natural Gas
	($ per Bbl)	($ per Mcf)	($ per Bbl)	($ per Mcf)
Calendar year 2023	$94.14	$6.36	$79.07	$4.24
Calendar year 2024	$94.14	$6.36	$73.89	$4.27
Calendar year 2025	$94.14	$6.36	$69.77	$4.39
Calendar year 2026	$94.14	$6.36	$66.55	$4.46
Calendar year 2027	$94.14	$6.36	$63.87	$4.50
After 2027	$94.14	$6.36	$63.87	$4.50

(2)A non-GAAP financial measure as defined and reconciled in the supplemental financial tables available on the Company’s website at www.rileypermian.com.

Reserve estimates above do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties, all of which are located within the continental United States. NYMEX pricing does not comport with the reporting requirements of the SEC and should not be used as a substitute for or compared with estimates of proved reserves using SEC pricing.

Exhibit 99.1

DERIVATIVE CONTRACTS
The following table summarizes the open financial derivatives as of March 1, 2024, related to oil and natural gas production.

		Weighted Average Price
Period (1)	Notional Volume	Fixed	Put	Call
		($ per unit)
Oil Swaps (Bbl)
2024	1,215,000	$73.44
2025	375,000	$71.90

Oil Collars (Bbl)
2024	1,666,000		$61.36	$84.19
2025	1,170,000		$63.30	$75.68

Natural Gas Swaps (MMBtu)
2024	2,400,000	$3.38
2025	975,000	$3.77
2026	300,000	$4.01

Natural Gas Collars (MMBtu)
2024	1,515,000		$3.22	$4.05
2025	1,215,000		$3.28	$4.30

Oil Basis (Bbl)
2024	1,320,000	$0.97
__________________
(1)Q1 2024 derivative positions shown include 2024 contracts, some of which have settled as of March 1, 2024.

In April 2023, the Company entered into interest rate swaps for $80 million notional at an average fixed rate on the adjusted term secured overnight financing rate of 3.09% for the period April 2024 through April 2026.